EXHIBIT 99.1

For immediate release	For More Information:
J. Bruce Hildebrand, Executive Vice President
325.627.7155
FIRST FINANCIAL BANKSHARES ANNOUNCES
THIRD QUARTER EARNINGS RESULTS
ABILENE, Texas, October 23, 2008 — First Financial Bankshares, Inc. today reported earnings for the third quarter of 2008 of $13.36 million, up 9.1 percent from $12.25 million in the same quarter last year. Basic earnings per share were $0.64 per share for the third quarter, up 8.5 percent from $0.59 for the same quarter last year.
Net interest income for the third quarter of 2008 increased 13.2 percent to $31.40 million compared with $27.74 million in the same quarter last year. The net interest margin, on a taxable equivalent basis, was 4.73 percent for the third quarter of 2008 compared with 4.45 percent in the same period a year ago and 4.61 percent for the quarter ended June 30, 2008.
Noninterest income in the third quarter of 2008 was $12.29 million compared with $11.99 million in the same quarter a year earlier. Trust fees increased 15.90 percent to $2.50 million compared with $2.16 million in the third quarter last year as trust assets increased to $1.98 billion in market value. Service charges on deposit accounts decreased slightly to $5.81 million compared with $6.07 million a year ago. Real estate mortgage fees decreased 36.50 percent to $649,000 from $1.02 million in the same quarter last year. ATM and debit card fees increased 20.1 percent to $2.33 million from $1.94 million a year ago.
Noninterest expense increased 6.38 percent in the third quarter of 2008 to $23.38 million from $21.98 million in the same quarter last year, primarily due to increased salaries, healthcare costs, profit sharing, utility and ATM/debit card expenses. The Company’s efficiency ratio in the third quarter improved to 51.41 percent compared with 53.53 percent in the same quarter a year ago.
The provision for loan losses increased to $1.77 million in the third quarter of 2008, up from $475,000 in the same quarter last year and $1.44 million in the second quarter of 2008. This increase is reflective of the Company’s growth in loans and concern for a slowing economy. Nonperforming assets as a percentage of loans and foreclosed assets totaled 69 basis points at September 30, 2008, compared with 71 basis points at June 30, 2008, and 47 basis points at September 30, 2007.
“We are pleased to report another quarter of earnings growth and improved net interest margins, especially in light of the slowing economy,” said F. Scott Dueser, President and Chief Executive Officer. “The Texas economy remains relatively stable compared to the rest of the United States, and our subsidiary bank presidents continue to do a good job managing their interest rate margins and banks.”
For the first nine months of 2008, net income increased 8.5 percent to $40.13 million from $36.98 million a year ago. Basic earnings per share rose 8.4 percent to $1.93 in the first nine months of 2008 from $1.78 in the same period last year. Net interest income increased 11.9 percent in the first nine months to $91.25 million compared with $81.56 million a year ago. Noninterest income was $38.06 million in the first nine months of 2008, up 6.1 percent from $35.88 million a year ago.
As of September 30, 2008, consolidated assets for the Company totaled $3.15 billion compared with $2.89 billion a year ago. Loans totaled $1.57 billion at quarter end, compared with loans of $1.46 billion a year ago. Total deposits were $2.56 billion as of September 30, 2008, compared with $2.38 billion a year earlier. Noninterest-bearing deposits grew $111.25 million from a year ago. Shareholders’ equity increased $28.41 million to $350.42 million as of September 30, 2008. The Company’s equity to assets ratio stood at 11.13 percent at September 30, 2008.
Headquartered in Abilene, Texas, First Financial Bankshares is a financial holding company that operates ten separately chartered banks with 48 locations in Texas. The bank subsidiaries are First Financial Bank, N.A., Abilene, Albany, Clyde and Moran; First Financial Bank, N.A., Eastland, Ranger and Rising Star; First Financial Bank, N.A., Cleburne, Burleson, Alvarado and Midlothian; Hereford State Bank, Hereford; First Financial Bank, N.A., Mineral Wells; San Angelo National Bank, San Angelo; First Financial Bank, N.A., Southlake, Bridgeport, Boyd, Decatur, Keller and Trophy Club; First Financial Bank, N.A., Stephenville, Granbury, Glen Rose and Acton; First Financial Bank, N.A., Sweetwater, Roby, Trent and Merkel; and Weatherford National Bank, Weatherford, Willow Park, Aledo and Brock. The Company also operates First Financial Trust & Asset Management Company, N.A., with five locations and First Technology Services, Inc., a technology operating company.
The Company is listed on The NASDAQ Global Select Market under the trading symbol FFIN. For more information about First Financial Bankshares, please visit our Web site at http://www.ffin.com.
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Certain statements contained herein may be considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These statements are based upon the belief of the Company’s management, as well as assumptions made beyond information currently available to the Company’s management, and may be, but not necessarily are, identified by such words as “expect,” “plan,” “anticipate,” “target,” “forecast” and “goal.” Because such “forward-looking statements” are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from the Company’s expectations include competition from other financial institutions and financial holding companies; the effects of and changes in trade, monetary and fiscal policies and laws, including interest rate policies of the Federal Reserve Board; changes in the demand for loans; fluctuations in value of collateral and loan reserves; inflation, interest rate, market and monetary fluctuations; changes in consumer spending, borrowing and savings habits; and acquisitions and integration of acquired businesses, and similar variables. Other key risks are described in the Company’s reports filed with the Securities and Exchange Commission, which may be obtained under “Investor Relations-Documents/Filings” on the Company’s Web site or by writing or calling the Company at 325.627.7155. Except as otherwise stated in this news announcement, the Company does not undertake any obligation to update publicly or revise any forward-looking statements because of new information, future events or otherwise.

FIRST FINANCIAL BANKSHARES, INC.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)
(In thousands, except share and per share data)

	September 30,
	2008	2007
ASSETS:
Cash and due from banks	$116,989	$107,597
Fed funds sold	55,675	49,955
Investment securities	1,253,945	1,123,225
Loans	1,567,727	1,457,137
Allowance for loan losses	(20,048)	(16,728)

Net loans	1,547,679	1,440,409
Premises and equipment	65,531	61,431
Goodwill	62,113	62,113
Other intangible assets	2,177	3,455
Other assets	44,479	46,306

Total assets	$3,148,588	$2,894,491

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Noninterest-bearing deposits	$769,115	$657,861
Interest-bearing deposits	1,794,437	1,724,740

Total deposits	2,563,552	2,382,601
Short-term borrowings	196,839	168,676
Other liabilities	37,780	21,212
Shareholders’ equity	350,417	322,002

Total liabilities and shareholders’ equity	$3,148,588	$2,894,491

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
INCOME STATEMENTS
Interest income	$39,218	$42,555	$119,915	$125,887
Interest expense	7,819	14,816	28,666	44,328

Net interest income	31,399	27,739	91,249	81,559
Provision for loan losses	1,765	475	4,274	955

Net interest income after provision for loan losses	29,634	27,264	86,975	80,604
Noninterest income	12,291	11,991	38,058	35,883
Noninterest expense	23,385	21,982	69,055	64,097

Net income before income taxes	18,540	17,273	55,978	52,390
Income tax expense	5,179	5,022	15,853	15,407

Net income	$13,361	$12,251	$40,125	$36,983

PER COMMON SHARE DATA
Net income — basic	$0.64	$0.59	$1.93	$1.78
Net income — diluted	0.64	0.59	1.93	1.77
Cash dividends	0.34	0.32	1.00	0.94
Book value			16.85	15.51
Market value			51.88	40.18
Shares outstanding — end of period	20,793,647	20,764,492	20,793,647	20,764,492
Average outstanding shares — basic	20,793,197	20,761,799	20,784,711	20,755,331
Average outstanding shares — diluted	20,853,539	20,891,357	20,831,128	20,879,709

PERFORMANCE RATIOS
Return on average assets	1.74%	1.70%	1.77%	1.73%
Return on average equity	15.31	15.61	15.42	16.10
Net interest margin (tax equivalent)	4.73	4.45	4.64	4.40
Efficiency ratio	51.42	53.53	51.41	52.85

FIRST FINANCIAL BANKSHARES, INC.
SELECTED FINANCIAL DATA (UNAUDITED)
(In thousands)

	Quarter Ended
	2008			2007
	Sept. 30,	June 30,	March 31,	Dec. 31,	Sept. 30,
ALLOWANCE FOR LOAN LOSSES
Balance at beginning of period	$18,677	$18,377	$17,462	$16,728	$16,425
Loans charged off	(647)	(1,374)	(288)	(803)	(342)
Loan recoveries	253	233	135	160	170

Net (charge-offs) recoveries	(394)	(1,141)	(153)	(643)	(172)
Provision for loan losses	1,765	1,441	1,068	1,377	475

Balance at end of period	$20,048	$18,677	$18,377	$17,462	$16,728

Allowance for loan losses / period-end loans	1.28%	1.23%	1.20%	1.14%	1.15%
Allowance for loan losses / nonperforming loans	245.7	208.4	465.0	541.5	395.6
Net charge-offs (recoveries) / average loans (annualized)	0.10	0.30	0.04	0.17	0.05

NONPERFORMING ASSETS
Nonaccrual loans	$7,947	$8,963	$3,933	$3,189	$4,023
Accruing loans 90 days past due	213	0	19	36	206

Total nonperforming loans	8,160	8,963	3,952	3,225	4,229
Foreclosed assets	2,613	1,792	1,908	1,506	2,594

Total nonperforming assets	$10,773	$10,755	$5,860	$4,731	$6,823

As a % of loans and foreclosed assets	0.69%	0.71%	0.38%	0.31%	0.47%

CAPITAL RATIOS
Tier 1 Risk-based	15.41%	15.25%	15.08%	14.65%	14.81%
Total Risk-based	16.49	16.27	16.09	15.62	15.76
Tier 1 Leverage	9.63	9.55	9.34	9.23	9.31
Equity to assets	11.13	11.15	11.49	10.93	11.12

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
NONINTEREST INCOME
Gain on sale of student loans, net	$3	$36	$1,717	$1,816
Gain on securities transactions, net	146	(5)	705	80
Trust fees	2,501	2,158	7,230	6,530
Service charges on deposits	5,809	6,074	17,005	16,766
Real estate mortgage operations	649	1,022	2,018	2,624
Net gain on sale of foreclosed assets	27	13	116	48
ATM and credit card fees	2,327	1,938	6,623	5,516
Other noninterest income	829	755	2,644	2,503

Total Noninterest Income	$12,291	$11,991	$38,058	$35,883

NONINTEREST EXPENSE
Salaries and employee benefits	$12,452	$11,723	$37,545	$34,610
Net occupancy expense	1,826	1,504	5,069	4,358
Equipment expense	1,891	1,848	5,603	5,406
Printing, stationery and supplies	482	552	1,433	1,544
ATM and credit card expenses	1,155	990	3,271	2,881
Audit fees	288	252	884	756
Legal, tax and professional fees	734	689	2,209	1,992
Correspondent bank service charges	303	269	868	888
Advertising and public relations	638	638	1,935	1,801
Amortization of intangible assets	302	375	917	1,135
Other noninterest expense	3,314	3,142	9,321	8,726

Total Noninterest Expense	$23,385	$21,982	$69,055	$64,097

TAX EQUIVALENT YIELD ADJUSTMENT	$1,786	$1,336	$5,028	$3,847

FIRST FINANCIAL BANKSHARES, INC.
SELECTED FINANCIAL DATA (UNAUDITED)
(In thousands)

	Three Months Ended
	September 30, 2008
	Average	Tax Equivalent	Yield /
	Balance	Interest	Rate
Interest earning assets:
Fed funds sold	$65,457	$301	1.83%
Interest-bearing deposits in nonaffiliated banks	4,142	33	3.12%
Taxable securities	862,778	9,622	4.46%
Tax exempt securities	329,840	5,108	6.19%
Loans	1,529,811	25,940	6.75%

Total interest earning assets	2,792,028	41,004	5.84%
Noninterest earning assets	263,143

Total assets	$3,055,171

Interest-bearing liabilities:
Deposits	$1,758,371	$7,313	1.65%
Fed funds purchased and other short term borrowings	177,278	506	1.14%

Total interest-bearing liabilities	1,935,649	7,819	1.61%

Noninterest-bearing liabilities	772,350
Shareholders’ equity	347,172

Total liabilities and shareholders’ equity	$3,055,171

Net interest income and margin (tax equivalent)		$33,185	4.73%

	Nine Months Ended
	September 30, 2008
	Average	Tax Equivalent	Yield /
	Balance	Interest	Rate
Interest earning assets:
Fed funds sold	$90,019	$1,621	2.41%
Interest-bearing deposits in nonaffiliated banks	3,563	89	3.33%
Taxable securities	825,104	28,115	4.54%
Tax exempt securities	324,976	14,880	6.11%
Loans	1,528,338	80,238	7.01%

Total interest earning assets	2,772,000	124,943	6.02%
Noninterest earning assets	259,668

Total assets	$3,031,668

Interest-bearing liabilities:
Deposits	$1,770,394	$26,891	2.03%
Fed funds purchased and other short term borrowings	166,173	1,775	1.43%

Total interest-bearing liabilities	1,936,567	28,666	1.98%

Noninterest-bearing liabilities	747,620
Shareholders’ equity	347,481

Total liabilities and shareholders’ equity	$3,031,668

Net interest income and margin (tax equivalent)		$96,277	4.64%